Exhibit 16.1

November 21, 2006

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:  Sweet Success Enterprises, Inc.

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01(a) (1) of Form 8-K for the event that occurred on November 20, 2006, to be filed by our former client, Sweet Success Enterprises, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Ehrhardt Keefe Steiner & Hottman PC